CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Catalyst Funds. We specifically consent to the reference of our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/  Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

February 27, 2008